Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

FIRST QUARTER FINANCIAL RESULTS

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Wednesday, May 15, 2013

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the first quarter ended March 31, 2013.

For the quarter ended March 31, 2013, the Company reported net sales of $6,797,000, compared to $6,902,000 for the same period in 2012, a decrease of 1.5%.

The Company also reported net income of $346,000 or $0.01 per diluted share for the first quarter of 2013, compared to net income of $656,000, or $0.03 per diluted share, for the first quarter of 2012, a decrease of 47.2%.

Paul Genova, CEO of Wireless Telecom Group, Inc., stated, “Despite experiencing softness in our Test and Measurement business segment during the first quarter, we continue to see growth in our Network Solutions business segment, particularly for products sold into distributed antenna systems. Revenue in our Network Solution segment increased by 14% compared to the same quarter of the prior year and order activity continues to be robust, as evidenced by strong order bookings during the period and an increased backlog.”

Genova continued, “Net income for the quarter was affected by higher operating expenses due in part to ongoing investment in our Network Solutions business in anticipation of increased future revenue.”

Continued Genova, “We will continue to execute our strategic plan and remain highly focused on improving overall results and maximizing shareholder value.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 386-9191

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended
	March 31,
	(Unaudited)
	2013	2012
Statement of Operations Data:
Net sales	$6,797	$6,902

Gross profit	3,320	3,355

Operating expenses
Research and development	612	599
Sales and marketing	1,022	1,073
General and administrative	1,442	1,132
Total operating expenses	3,076	2,804

Interest and other (income) expense	(15)	(9)

Income before income taxes	259	560

Net income	$346	$656

Net Income per common share:
Basic	$0.01	$0.03
Diluted	$0.01	$0.03

Weighted average shares outstanding:
Basic	23,874	24,431
Diluted	24,301	24,794

	March 31,	December 31,
	2013	2012
	(Unaudited)
Balance Sheet Data:
Cash & cash equivalents	$12,240	$12,970

Working capital	$26,564	$26,516

Total assets	$40,476	$41,230

Total liabilities	$4,317	$5,315

Shareholders’ equity	$36,159	$35,915